Exhibit D-1


                               STATE OF NEW JERSEY
                            BOARD OF PUBLIC UTILITIES


-----------------------------------------------------
In The Matter Of The Verified Petition Of Jersey     :
Central Power & Light Company, Doing Business As     :
GPU Energy, For A Bondable Stranded Cost Rate        :   Docket No. E--------
Order In Accordance With Chapter 23 Of The Laws Of   :
1999, To Authorize The Imposition Of A               :
Non-bypassable Transition Bond Charge, The           :
Issuance And Sale Of Up To $420 Million Aggregate    :
Principal Amount Of Transition Bonds, Or Such        :      VERIFIED PETITION
Higher Amount As May Be Required As A Result Of      :
Internal Revenue Service Tax Rulings, By A           :
Financing Entity To Recover Petitioner's Bondable    :
Stranded Costs, And The Application Of Transition    :
Bond Proceeds To Retire Outstanding Debt, Equity     :
Or Both, And To Approve The Methodology For The      :
Calculation And Adjustment Of The Transition Bond    :
Charge And Market Transition Charge-Tax Related      :
Thereto.
-------------------------------------------------------


            Petitioner, Jersey Central Power & Light Company, doing business as GPU Energy (the "Company"), an electric public utility subject to the regulatory jurisdiction of the Board of Public Utilities (the "Board"), and maintaining its principal New Jersey offices at 300 Madison Avenue, Morristown, New Jersey 07962, in support of the within Verified Petition, respectfully shows:

            1. The  Company is engaged  as a New  Jersey  public  utility in the production, generation, purchase, transmission, distribution and sale of electric energy and related utility services to more than 950,000 residential, commercial and industrial customers located within 13 counties and 236 municipalities of the State of New Jersey.

            2.    Copies  of  all  correspondence  and  other   communications
relating to this proceeding should be addressed to:

                            Gerald W. Conway, Esq.
                             Marc B. Lasky, Esq.
                         Berlack, Israels & Liberman LLP
                                65 Madison Avenue
                          Morristown, New Jersey 07960

                                     - and -

                                 Kevin Boutilier
                                GPU Service, Inc.
                               310 Madison Avenue
                          Morristown, New Jersey 07962

                                     - and -

                                 Sally J. Cheong
                                   GPU Energy
                               300 Madison Avenue
                          Morristown, New Jersey 07962


            3. The Company, in BPU Docket Nos. E097070458, E097070459 and E097070460 and OAL Docket Nos. PUC-7307-97 and PUC-7308-97, and herein pursuant to the Electric Discount and Energy Competition Act, Chapter 23 of the Laws of 1999 (the "Act"), requests authority to securitize in the "Transition Bond Transaction" certain of the Company's bondable stranded costs, to impose a transition bond charge ("TBC"), and to transfer the Bondable Transition Property which, in part, embodies the right to charge, collect and receive such charge to an approved financing entity. The Company also requests approval of the methodology for the calculation and adjustment of the tbc and the market transition charge-tax related thereto.

            4.    STATUTORY AND REGULATORY OVERVIEW

            On February 9, 1999, Governor Whitman signed the Act into law as a comprehensive restructuring law for the electric power and gas industries. The Act, among other things, authorizes electric public utilities to securitize their Bondable Stranded Costs through the issuance of Transition Bonds in order to facilitate the provision of savings to ratepayers. Capitalized terms defined in the Act (and not specifically defined herein) are used herein as defined in the Act.

            For purposes of securitizing the recovery of a portion of (i) the stranded costs deemed eligible for rate recovery by the Board in its order issued in the Company's restructuring proceedings (as summarized in a Summary Order therein dated

May 24,  1999) (the  "Recovery  Order"(1))  consistent  with the  provisions  of
Section 13 of the Act, together with (ii) other Bondable stranded costs described in the Act, and to allow the Company to comply with the rate reduction requirements determined by the Board to be necessary and appropriate consistent with the provisions of Sections 4 and 13 of the Act,(2) the Company hereby requests that the Board issue an irrevocable Bondable Stranded Costs Rate Order (the "Financing Order"). The Financing Order must provide, among other things, for the imposition and collection of a usage-based non-bypassable TBC, and for the Company to transfer the Bondable Transition Property relating to such TBC to another entity approved by the Board as described below. The Company further requests that the Board authorize, under the Financing Order, the issuance of Transition Bonds by a financing entity to securitize the recovery of the Company's Bondable Stranded Costs. The net proceeds of the Transition Bonds will be used by or on behalf of the Company solely for the purposes of reducing the amount of its otherwise recovery-eligible stranded costs through the retirement of debt or equity, or both, of the Company consistent with Section 14 of the Act.

            As provided in the Recovery Order, the Company is directed to include a tax component in its market transition charge (the "MTC-Tax") to recover federal income taxes and state corporate business taxes, if applicable, associated with the collection of the TBC until the related Transition Bonds and Bondable Stranded Costs have been paid in full, and to adjust the MTC-Tax in the same manner and at the same time the TBC is adjusted as described in this Petition.

            As discussed in footnote 2, the entire amount of cost savings expected to be achieved as a result of the issuance of the Transition Bonds has already been passed on to ratepayers in the form of reduced rates for electricity as described in the Recovery Order, subject to true-up. (Exhibit A sets forth a calculation of the present value savings already provided to ratepayers in the Recovery Order in anticipation of the Transition Bond Transaction based on such assumed terms.)

-------------------
1 "Recovery Order", as used herein, shall mean the Summary Order until the more detailed Decision and Order contemplated therein is issued and, thereafter, shall mean, collectively, the Summary Order and such more detailed Decision and Order.

2 The Recovery Order recognized that (1) the Company's ability to provide the rate reductions determined by the Board in the Recovery Order to be necessary and appropriate was dependent upon the securitization for which definitive authority is sought in this Petition, and (2) the rate reductions provided in the Recovery Order already anticipated, and reflected for the benefit of the Company's ratepayers, the savings expected to be achieved from such securitization.

            5.    TRANSITION BOND TRANSACTION

            a.    Proposed Structure

            A general description of the Transition Bond Transaction structure follows. The proposed structure is subject to modification depending upon: (i) the requirements of tax authorities; (ii) input from underwriters in connection with the marketing of the Transition Bonds; and (iii) negotiations with nationally recognized statistical rating organizations selected by the Company to assign credit ratings to the Transition Bonds (the "rating agencies"). The proposed structure is intended to minimize debt service costs and maximize ratepayer savings by obtaining the best possible rating for the Transition Bonds.(3) Pricing of the Transition Bonds will be set by the underwriters and approved by both the Company and a designee of the Board (the "Designee"). The structure and terms of the Transition Bond Transaction will be fixed based on such approved pricing.

            Pursuant to the Recovery Order, the Board has approved the recovery by the Company of approximately $400 million of the Company's Bondable Stranded Costs, plus transaction costs aggregating approximately $20 million, through the issuance of Transition Bonds.(4) The Company's Bondable Stranded Costs for which it is presently seeking a Financing Order are attributable to the Company's projected net investment in the Oyster Creek Nuclear Generating Station ("Oyster Creek") at September 1, 2000, net of (i) deferred income taxes attributable to the plant and (ii) certain other tax benefits expected to be realized upon the plant's anticipated retirement as of September 1, 2000. Although the Company has announced that it is seeking a buyer for Oyster Creek, a reduction to the principal amount of the Transition

-------------------
3 Although the associated savings have already been provided to ratepayers in the Recovery Order, any incremental savings realized by obtaining the best possible rating and terms for the Transition Bonds will further benefit ratepayers by being reflected in the market transition charge collections and credited to the Deferred Balance (as defined in the Recovery Order).

4 While the Board approved recovery of approximately $420 million of such Bondable Stranded Costs in the Recovery Order, based on current estimates, the Company expects that its Bondable Stranded Costs will be approximately $393 million, including Upfront Transaction Costs and Capital Reduction Costs (both as defined below) aggregating approximately $21 million. Although this Petition will refer to the $393 million amount, the Company requests authority to securitize up to $420 million if, at the time of the closing of the Transition Bond Transaction, the then current estimates of its Bondable Stranded Costs support such greater amount. The Board has also approved the recovery of an additional $125 million through such Transition Bonds if the Internal Revenue Service ("IRS") does not issue the private letter ruling discussed in paragraph 5.r below.

Bonds will be made, to the extent appropriate, only if such sale is completed before the sale of such Transition Bonds. If the sale occurs, and is completed, after the sale of the Transition Bonds, no adjustment will be made to such principal amount.(5)

            The Board has also determined that the taxes payable with respect to the amounts to be collected from ratepayers in connection with the securitization, i.e. the grossed up revenue requirement associated with the recovery of the approximately $400 million of stranded costs to be securitized plus transaction costs, are legitimate recoverable stranded costs that may be separately recovered through the MTC-Tax as approved in the Recovery Order. The Company also requests in this Petition the authority to recover through the Transition Bond Transaction related Bondable Stranded Costs including, (1) the costs, estimated at $15.6 million, to retire the Company's existing debt or preferred equity,(6) or both ("Capital Reduction Costs"); (2) the costs, estimated at $5.2 million, incurred to issue Transition Bonds (the "Upfront Transaction Costs") (estimated Capital Reduction Costs and Upfront Transaction costs are detailed in Exhibit B); and (3) principal and interest on the Transition Bonds, together with the costs of paying, refinancing, administering and servicing, credit enhancing and overcollateralizing the Transition Bonds, as more fully described in paragraph 5.d below (the "Ongoing Transition Bond Costs") (estimated Ongoing Transition Bond Costs are detailed in Exhibit C). All such costs constitute Bondable Stranded Costs, as more fully defined in the Act. The Company also requests approval of the methodology for the calculation and adjustment of the TBC and MTC-Tax related thereto.

            The Company requests authority to securitize the recovery, through the proceeds of the Transition Bonds, of approximately $393 million of its Bondable Stranded Costs, including its Capital Reduction Costs and Upfront Transaction Costs.(7) Such Bondable Stranded Costs -- as reflected in the Ongoing Transition Bond Costs -- will be recovered through the assessment and collection of the TBC. The TBC will be a separate, non-bypassable, usage-based charge assessed and collected from all of the Company's ratepayers and/or the

-------------------
5 However, any "benefit" derived from such a sale of Oyster Creek will be flowed through to ratepayers in a manner approved by the Board, as provided in the Recovery Order. The mechanism for flowing through such benefit to ratepayers will in no way impact the TBC.

6 The Company also may retire existing common equity, but there will be no transaction costs associated with such retirement.

7 The Company also requests authority to securitize the recovery, in the same manner, of additional amounts equal to the deferred taxes attributable to Oyster Creek, in the circumstances described in paragraph 5.r below.
                                       -5-
ratepayers of any successor electric distribution company operating within the Company's existing service territory as it exists on the date of this Petition (a "Successor Utility"), except as provided in Section 28 of the Act.

            The principal asset supporting the Transition Bonds will be the Bondable Transition Property, a property right created by the Act, which includes the irrevocable right to charge, collect and receive the TBC and to obtain periodic adjustments of such TBC, and all revenues, collections, payments, money and proceeds thereof. Pursuant to Section 16 of the Act, the Financing Order and the TBC are irrevocable upon the Financing Order becoming effective under the Act, and the Financing Order cannot be rescinded, altered, repealed, modified or amended by the Board or any other governmental entity, nor can it be impaired by the State of New Jersey, as pledged by the State of New Jersey in Section 17 of the Act.

            To implement the Transition Bond Transaction, the Company intends to form a wholly-owned, non-utility Delaware corporate subsidiary ("New Sub"). The Company will make a capital contribution to New Sub of its Bondable Transition Property. New Sub will then transfer the Bondable Transition Property to a newly formed, non-utility, bankruptcy-remote special purpose entity (the "SPE"), which will be wholly-owned by New Sub.(8) New Sub will either loan or dividend the payment for the Bondable Transition Property it receives from the SPE to the Company. The Company's formation and use of New Sub to implement the Transition Bond Transaction is subject to obtaining a ruling from New Jersey taxing authorities to the effect that the Company, New Sub and the SPE will not be subject to any state corporate business taxes on the TBC collections. If the Company does not receive such a tax ruling, the transfer of such Bondable Transition Property will be effected directly from the Company to the SPE.(9)

            Under Section 23 of the Act, the transfer to the SPE will be treated, for bankruptcy purposes, as a true sale and absolute transfer to the SPE, notwithstanding the fact that the Company acts as the collector or servicer of the TBC; the treatment of such transfer as a financing for federal, state or


-------------------
8 The Company, directly or through New Sub, will make a capital contribution to the SPE in an amount anticipated to equal no less than 0.5% of the aggregate principal amount of the Transition Bonds. The capitalization amount will be held in a separate account (the "Capital Subaccount") as described in more detail below.

9 References to the SPE in this Petition shall be deemed to mean the SPE and/or New Sub, as appropriate in the context.

local tax purposes or financial accounting purposes; the capitalization of the SPE by the Company, directly or through New Sub; or the retention or acquisition of any rights listed in Section 23(a)(4) of the Act. The SPE will be a "financing entity" for purposes of the Act. Board approval of the SPE and the Transition Bond Transaction will constitute a finding that the SPE's activities will not violate any affiliate relation standards currently in effect or that the Board may adopt in the future.

            The SPE will issue and sell Transition Bonds, which will be either fixed or floating rate instruments, under an indenture ("Indenture") between the SPE and an institutional trustee (the "Bond Trustee"), and will purchase the Bondable Transition Property from the Company with the proceeds received from the sale of the Transition Bonds. The SPE will issue and sell the Transition Bonds in a negotiated, fully underwritten public offering as asset-backed securities ("ABS"). All prior securitizations of utility stranded costs in other jurisdictions have been structured as ABS and sold on a negotiated basis. The expertise of an underwriter is critical to the structuring, pricing and marketing of securities in the ABS market. Indeed, in other states where competitive bidding requirements generally exist, such as Massachusetts, competitive bidding of stranded cost securitization transactions either has been waived or has not been required. The Company believes that a negotiated sale, as opposed to one accomplished through competitive bidding, will ensure that the Transition Bonds will receive the highest possible credit rating from the rating agencies and will incur the lowest possible interest and transaction costs, in compliance with the requirement of Section 14(b)(4) of the Act that the Company's ratepayers pay the lowest TBC consistent with market conditions at time of pricing.

            All of the assets of the SPE, including, without limitation, the Bondable Transition Property and the other collateral of the SPE (the "Other SPE Collateral"), will be pledged as collateral to the Bond Trustee to secure the Transition Bonds. The Other SPE Collateral will include, without limitation:

            (1) the rights of the SPE under the Transition Bond Transaction documents, including the agreement by which the SPE acquires the Bondable
Transition Property; (2) the rights of the SPE under a servicing agreement by which the Company or any successor to the Company acts as servicer of the Bondable Transition Property; (3) the rights of the SPE under an administration agreement by which the SPE will be administered; (4) various trust accounts(10) of the SPE into which payments arising from the TBC,(11) together with the pledged funds of the SPE, will be deposited; (5) any investment earnings on amounts held by the Bond Trustee; and (6) the equity capital of the SPE.

            While the Company requests that the Board approve Transition Bonds with scheduled amortizations not exceeding 15 years at issuance in accordance with Section 14 of the Act, the Company also requests that the Board approve final legal maturities of up to two years beyond the expected final scheduled maturity date of each class of Transition Bonds (i.e., a maximum of 17 years in the case of the last such class). Rating agencies have required such additional time in similar securitization transactions in order to deliver their highest possible credit rating.(12) These objectives should result in lower interest costs, and thus benefits to ratepayers.

            A diagram of the proposed transaction is attached as Exhibit D to this Petition.

            b.    Recovery of Upfront Transaction Costs

            The Company will incur Upfront  Transaction Costs as a result of the
Transition Bond Transaction. Such costs are necessary to effectuate the Transition Bond Transaction and therefore must be included in the securitization on which the ratepayer savings embodied in the Recovery Order are based. Based on the current estimated initial Transition Bond offering of approximately $393 million, the Company estimates that such amount will include Upfront Transaction Costs of approximately $5.2 million which may vary, in part, based on, among other items, the underwriting fee, rating agency fees, accounting fees, Securities and Exchange Commission registration fees, printing and marketing expenses, trustees' fees, legal fees, servicing set-up fees and the administrative costs of forming the SPE.

            Pursuant to the Recovery Order and the Act, the Company requests authority to recover the Upfront Transaction Costs from the proceeds of the sale of the Transition Bonds and to include such costs as Bondable Stranded Costs. Thus, the right to

-------------------
10 Such trust accounts are the general account (the "General Subaccount"), the Capital Subaccount, the reserve account (the "Reserve Subaccount") and the overcollateralization account (the "Overcollateralization Subaccount" and collectively, the "Collection Account").

11 The Company intends to reconcile annually, with the SPE, the difference between actual TBC collections and deemed TBC collections.

12 The additional time acts as a "cushion" in the repayment of the bonds if there is a shortfall in expected TBC collections.

recover such amounts will constitute a portion of the Bondable Transition Property. To the extent prior payment is required, the Company will pay such costs and then will be reimbursed from the proceeds of the Transition Bonds.

            c.    Recovery of Capital Reduction Costs

            Pursuant to the Recovery Order and the Act, the Company requests authority to recover the costs, estimated at approximately $15.6 million, of retiring the Company's debt and/or preferred equity,(13) including any accrued interest, premium and other fees, costs and charges relating thereto, out of the proceeds of the sale of the Bondable Transition Property and to include such costs as Bondable Stranded Costs. Thus, the right to recover such amounts will constitute a portion of the Bondable Transition Property.(14) To the extent that both actual Capital Reduction Costs and actual Upfront Transaction Costs are greater or less than the Company estimates, any difference will be applied to the market transition charge and will be included in a future true-up of that charge.

            d.    Ongoing Transition Bond Costs

            Pursuant to the Recovery Order and the Act, the Company requests that the Board authorize the recovery of the Ongoing Transition Bond Costs through the TBC. The primary Ongoing Transition Bond Costs are the periodic payments of principal and interest on the Transition Bonds. Other Ongoing Transition Bond Costs include the servicing fee (the "Servicing Fee") paid to the Company, in its capacity as the Servicer (as defined below), the ongoing costs of credit enhancement, if any, and the costs of overcollateralization. Ongoing Transition Bond Costs also include any unpaid Ongoing Transition Bond Costs from prior periods.

            The Company anticipates that there will be a small amount of additional Ongoing Transition Bond Costs associated with the Transition Bond Transaction, such as an administration fee, legal and accounting fees, directors or managers fees, rating agency fees, trustee fees and other costs of operating the SPE. These costs will be Bondable Stranded Costs as defined in the Act and will be recovered through the TBC in accordance with the Act, and the right to recover these costs as Bondable Stranded Costs will constitute a portion of the Bondable Transition Property.
-------------------
13 As previously noted, there will be no Capital Reduction Costs associated with the retirement of common equity.

14 The specific issues and amounts to be retired will be determined based upon market conditions at the time of retirement and cannot currently be identified.

            e.    Approval  of Final  Terms and  Conditions:  Transition  Bond
Transaction

            Upon the pricing of the Transition Bonds and in accordance with Sections 14 and 15 of the Act, the Board's Designee will file with the Board a certificate (i) approving the pricing of the Transition Bonds and (ii) stating that the structure and pricing of the Transition Bonds assures that the Company's ratepayers pay the lowest TBC consistent with market conditions and the terms of the Financing Order. Such certificate will represent the Designee's final and irrevocable approval of the pricing of the Transition Bonds and the terms and conditions of the Transition Bond Transaction. Such terms and conditions, including the expected principal amortization schedule (the "Expected Amortization Schedule"), will be fixed based on such approved pricing, and will include scheduled amortization up to 15 years and legal maturities of up to 17 years, as are required to obtain the highest possible credit rating on the Transition Bonds. Payments on the Transition Bonds will be made semi-annually or quarterly, depending upon market conditions at the time of pricing. It is anticipated that the sum of principal and interest payments in the Transition Bond Transaction will be levelized as in a mortgage amortization, although the ultimate Expected Amortization Schedule may be altered as a result of market conditions or rating agency requirements. The associated MTC-Tax collections may be adjusted from time to time to reflect the changing principal and interest components of the Transition Bond debt service.

            If the structure, pricing, terms and conditions meet the requirements discussed above, the Company will be authorized under the Financing Order to undertake the Transition Bond Transaction. Prior to the pricing of the Transition Bonds, the Designee may obtain from the Board's financial advisors recent secondary market trading levels of existing utility stranded cost securitization bonds, to the extent such information is available through public sources. To the extent such information is available, it is anticipated that such information may, in part, be considered in connection with the pricing of the Transition Bonds. The Designee may also conduct conference calls and meetings with the Board's financial advisors to discuss the background of the ABS market, current market conditions, investor perception of recent utility stranded cost securitization bond issues, pricing levels of ABS and recent secondary market trading levels, to the extent available. Finally, the Designee may elect to be present at pricing, either in person or by telephone.

            Not later than the closing of the Transition Bond Transaction, the Company will confirm to the Board, in an "Issuance Advice Letter", the actual interest rates on the Transition Bonds, the Expected Amortization Schedule, the Required Overcollateralization Schedule (as defined in paragraph

5.f below) and the initial TBC and MTC-Tax, which will be calculated using the methodology approved in the Financing Order and described in Attachment E-3 to Exhibit E. At such time, the Company will also file revised tariff sheets with the Board setting forth the initial TBC and the Market Transition Charge. The Issuance Advice Letter will also include a reconciliation between the TBC and the Market Transition Charge to reflect the actual structure and terms of the Transition Bonds, as compared to the terms assumed in the Recovery Order. The initial TBC and MTC-Tax and related revised tariff sheets will become effective the same day the Company files the Issuance Advice Letter and the revised tariff sheets, without further action by the Board.

            f.    TBC

            In accordance with Section 18 of the Act, the TBC shall apply equally to each ratepayer, regardless of class, based on the amount of electricity delivered to each ratepayer through the transmission and distribution system of the Company or any Successor Utility. The TBC will be periodically adjusted, from time to time, in accordance with the methodology approved in the Financing Order, to a level intended to recover the Ongoing Transition Bond Costs, including without limitation: (i) the principal of (determined in accordance with the Expected Amortization Schedule as detailed in the Issuance Advice Letter), and interest on, the Transition Bonds authorized by the Board in the Financing Order; (ii) the costs of operating and administering the SPE; (iii) the costs of servicing the Transition Bonds, including the Servicing Fee and trustee fees, expenses and indemnities; (iv) amounts required to fund or replenish the Overcollateralization Subaccount in accordance with the overcollateralization schedule (the "Required Overcollateralization Schedule") confirmed in the Issuance Advice Letter; (v) the reimbursement of any amounts withdrawn from the Capital Subaccount; and (vi) the ongoing annual expenses of any other credit enhancement arrangement.

            In Attachment E-3 to Exhibit E, the Company sets forth the methodology by which it proposes to establish and adjust from time to time the TBC and the MTC-Tax. The TBC and the MTC-Tax will be set and adjusted based on assumptions described in Attachment E-3 to Exhibit E, as those assumptions are adjusted from time to time, based on various factors including but not limited to energy sales forecasts, ratepayer payment and charge-off patterns, defaults by third party suppliers (as described herein), the Ongoing Transition Bond Costs (including unpaid amounts from prior periods and replenishment of credit enhancement, if applicable) and, with respect to the MTC-Tax, the applicable income tax rates in effect from time to time. In Attachment E-2 to Exhibit E, the Company projects the initial TBC and MTC-Tax using the methodology described in Attachment E-3 to

Exhibit E and assuming the Ongoing Transition Bond Costs as shown in Attachment E-1 to Exhibit E.

            The TBC will remain in effect until the SPE, as owner of the Bondable Transition Property, has received TBC collections sufficient to pay all Ongoing Transition Bond Costs and Bondable Stranded Costs.

            Each ratepayer's monthly bill will note that a portion of the charges on such bill represents amounts being collected on behalf of the SPE as owner of the Bondable Transition Property.

            g.    Periodic Adjustments to the TBC and MTC-Tax

            Section 15 of the Act requires that the Financing Order provide for mandatory periodic adjustments (each, a "TBC True-Up") to be made by the Board at least annually upon petition of the Company, its assignee or a financing entity, to ensure receipt of revenues sufficient to make payments related to Ongoing Transition Bond Costs (including unpaid amounts from prior periods and replenishment of credit enhancements, if applicable) by the payment date designated by the Company in its TBC True-Up filing, such that the Transition Bonds will be retired in accordance with the Expected Amortization Schedule. The TBC True-Up must be formula-based and the Company intends to use the formula-based methodology described in Attachment E-3 to Exhibit E. As Servicer, the Company will be responsible for filing with the Board documentation for any TBC True-Up. (The Company, as servicer under the servicing agreement, and any successor to the Company as servicer are herein referred to as the "Servicer".) Although the Company, as Servicer, expects to file for TBC True-Ups at least annually, the Company requests authorization to file for adjustments as often as quarterly (or monthly in the last year before the scheduled maturity of the Transition Bonds and continuing until final maturity of the Transition Bonds) as may be determined to be necessary to achieve the highest possible credit rating. Each TBC True-Up will become effective 30 days after filing thereof with the Board absent a determination by the Board of manifest error. Under Section 15 of the Act, the Company, as Servicer, shall propose such TBC True-Ups in a filing with the Board made at least 30 days in advance of the proposed effective date. Such TBC True-Up shall become effective on an interim basis on such date and, in the absence of a Board order to the contrary finding a manifest error, shall become final 60 days thereafter.

            As provided in the Recovery Order, the Company will be entitled to request, and the Board will approve, mandatory periodic adjustments of the MTC-Tax (the "MTC-Tax True-Up"). Each MTC-Tax True-Up will be made at least annually to reconcile the income tax recovered to the income taxes required to be assessed to the Company on the taxable net revenue from the TBC.

The reconciliation will be made in the same manner and at the same time as the TBC True-Up to ensure receipt of revenues sufficient to assure recovery of the MTC-Tax. Upon petition of the Company, the MTC-Tax will be adjusted based upon assumptions described in Attachment E-3 to Exhibit E to this Petition, as those assumptions are adjusted from time to time in accordance with such Attachment E-3. No delay in the MTC-Tax True-Up will influence or affect the TBC True-Up.

            The Company also requests that the Board grant the Company authority to make "non-routine" adjustments to the TBC and the MTC-Tax. Such filings for non-routine adjustments would be made to accommodate changes to the methodology described in Attachment E-3 to Exhibit E. Any such filing must be made at least 90 days prior to the proposed effective date, and will be subject to Board approval before implementation.

            h. Remittance of the TBC Collections

            Unless permitted to do so on a monthly basis by the rating agencies, the Servicer will remit daily to the Bond Trustee payments arising from the TBC, based on the Company's collection history. If such amounts are not required to be remitted to the SPE daily, the Servicer may, as authorized by Section 15 of the Act, commingle such amounts with other ratepayer payments until the Servicer remits such amounts to the Bond Trustee.

            Payments from each ratepayer will be applied first to sales taxes (which the Company will collect as trustee for the State and not for its own account or that of the SPE, and which are not "charges" for purposes of the following allocations), then to charges in arrears, if any, and then to current charges. With respect to each billing period, partial payments of charges will be allocated: (i) to the TBC; (ii) to the MTC-Tax; and (iii) to the Company's other charges, pro rata, based on the proportions that the TBC, the MTC-Tax and the Company's other charges bear to the total charges billed. If the Transition Bonds are issued in more than one series by more than one SPE, partial payments of the TBC will be allocated to the respective SPEs for the Transition Bonds so issued, pro rata, based on the proportions that the TBC representing the Bondable Transition Property and any TBC established pursuant to other subsequent financing orders bear to the total TBC billed.

            The amounts remitted by the Servicer to the Bond Trustee (the "Deemed TBC Collections"), will be retained by the Bond Trustee until it pays to the appropriate parties all periodically required Ongoing Transition Bond Costs, including scheduled principal and interest payments, Servicing Fees, other fees and expenses and any unpaid amounts from prior payment dates related to the aforementioned. These payments are expected to be made on a quarterly basis. The Bond Trustee will hold all Deemed TBC Collections received from the Servicer from the remittance date to the distribution date in the General Subaccount of the Collection Account. The Bond Trustee will invest the funds in the Collection Account in securities that mature on or before the next scheduled distribution date, in accordance with rating agency criteria for investment of such funds.

            Investment earnings on funds in the Collection Account held by the Bond Trustee may: (i) be used to satisfy currently scheduled interest and principal payments on the Transition Bonds and other Ongoing Transition Bond Costs; (ii) be used to restore Capital Subaccount amounts previously withdrawn therefrom to meet periodically required Ongoing Transition Bond Costs; and (iii) be applied to meet the Required Overcollateralization Schedule. Investment earnings on funds in the Collection account in excess of the amount applied as described above will be held in the Reserve Subaccount, except for such investment earnings in the Capital Subaccount, which will be distributed to the SPE.

            Upon retirement of all outstanding Transition Bonds, including payment of all interest thereon, and the payment of all related Ongoing Transition Bond Costs and Bondable Stranded Costs, any remaining amounts held by the Bond Trustee will be released to the SPE, and ultimately distributed to the Company. The Company will credit, against the distribution charges it bills to its ratepayers, any amounts so received from the SPE that exceed the initial amount of the equity contribution to the SPE and the investment earnings on funds in the Capital Subaccount, less any amount of any unpaid MTC-Tax amounts.

            i.    Credit Enhancement

            The Transition Bond documents will provide for the TBC True-Up as is authorized by Section 15 of the Act as described in paragraph 5.g above and for overcollateralization amounts as described below or other means of credit enhancement as required by the rating agencies or taxing authorities.

            a portion of the TBC will be applied to an "overcollateralization amount" which will be deposited into the Overcollateralization Subaccount to meet the Required Overcollateralization Schedule. The collection of the overcollateralization amount will be in addition to the collection of the principal (which will be collected in accordance with the Expected Amortization Schedule) and interest payable on the Transition Bonds, and the collection of the other Ongoing Transition Bond Costs, all of which will be recovered through the TBC. The total overcollateralization requirement needed to satisfy rating agency requirements, which will be no less than 0.5% of the initial Transition Bond balance, will be determined by the Company prior to the time the Transition Bonds are priced, based on criteria from the rating agencies, and will be reflected in the Issuance Advice Letter.

            All of the components of the TBC, including overcollateralization amounts, will be incorporated into each TBC True-Up to the extent necessary.

            The Company will reduce the distribution charges payable by its ratepayers by an amount equal to the amount remaining in the Collection Account (including amounts in the Overcollateralization Subaccount), except for amounts in the Capital Subaccount including any investment earnings on funds in such subaccount, after payment in full of all Ongoing Transition Bond Costs and Bondable Stranded Costs, less the amount of any unpaid MTC-Tax charges. Thus, credit enhancement in the form of overcollateralization will not reduce customer benefits from the Transition Bond Transaction.

            j.    Formation of SPE and New Sub

            The Company will form the SPE and New Sub prior to the issuance of the Transition Bonds. The SPE will be a wholly-owned, non-utility, indirect subsidiary of the Company and is expected to be a Delaware limited liability company. In the alternative, the SPE may be a Delaware business trust. New Sub will be a Delaware corporation and a wholly-owned subsidiary of the Company.

            The fundamental organizational documents of the SPE will impose significant limitations upon the permitted activities of the SPE. The Company or New Sub, if it is formed, will be the sole member of the SPE, but the ability of New Sub to take actions as the holder of the equity interest therein will be limited. For example, the SPE will be formed for the limited purpose of acquiring the Bondable Transition Property and Other SPE Collateral and issuing and selling the Transition Bonds. The SPE will not be permitted to engage in any other activities, and will have no assets other than the Bondable Transition Property and Other SPE Collateral.

            k.    Bondable Transition Property

            The Company's Bondable Transition Property will consist of (i) the irrevocable right to charge, collect and receive, and be paid from collections of, the TBC in the amount necessary to provide for the full payment of Ongoing Transition Bond Costs and Bondable Stranded Costs, (ii) all rights of the Company under the Financing Order, including, without limitation, all rights to obtain periodic adjustments of the TBC pursuant to TBC True-Ups and (iii) all revenues, collections, payments, money and proceeds arising under, or with respect to, the TBC. Pursuant to Sections 16 and 22 of the Act, when the Company receives payment for the

Bondable Transition Property from the SPE, the Bondable Transition Property will constitute a vested presently existing property right which will continuously exist as property for all purposes as provided in the Act and the Financing Order, whether or not the revenues and proceeds arising with respect thereto have accrued and notwithstanding the fact that the value of the property right will depend upon consumers using electricity or the Servicer performing services. The validity of any sale, assignment or other transfer of the Bondable Transition Property will not be defeated or adversely affected by the commingling by the Company of revenues recovered or payments arising from amounts billed, collected and received on account of the Bondable Transition Property with other funds of the Company.

            l.    Transfer of Bondable Transition Property to SPE

            The Company requests that the Board approve the transfer by the Company of the Bondable Transition Property to the SPE in one or more transactions each of which, in accordance with Section 23 of the Act, will be treated as a true sale and absolute transfer to the SPE, for bankruptcy purposes, even though such transactions may be treated as a financing, and not a sale, for federal and state tax purposes, for financial accounting purposes or for other purposes. The SPE will have all of the rights originally held by the Company with respect to the Bondable Transition Property, including the right to exercise, through the Company or any Successor Utility, any and all rights and remedies to collect any amounts payable by any ratepayer in respect of the Bondable Transition Property. Under no circumstances will the holders of the Transition Bonds have the right to enforce the ratepayers' obligations to pay such amounts. The SPE will thus have the right to direct the Company or any Successor Utility to discontinue electric power supply to a particular ratepayer to the extent permitted in accordance with law and any applicable regulations. The SPE and other third parties, however, will not have any right to exercise any direct control over the distribution and transmission system of the Company. Any direction to the Company or any Successor Utility to shut off the electric power supply to a ratepayer would be subject to Board policies and procedures and any applicable laws then in effect.

            The agreement which will govern the transfer of the Bondable Transition Property to the SPE may include representations and warranties with respect to, among other things, the Act, the validity of the Financing Order and the Bondable Transition Property and the title thereto, and may provide specific covenants, indemnities and/or repurchase obligations in connection with such transfer for the benefit of the holders of Transition Bonds.

            m.    Issuance of Transition Bonds

            The Company requests that the Board approve the issuance of Transition Bonds by the SPE. The Transition Bonds will, by their terms, permit the holders to have recourse only to the SPE's credit and assets, and will be secured by a pledge to the Bond Trustee of all of the right, title and interest of the SPE in its Bondable Transition Property and Other SPE Collateral. Transition Bonds may be issued in series and classes with different terms.

            n.    Non-bypassable Transition Bond Charge

            Under Section 18 of the Act, the TBC is non-bypassable and will be assessed against and collected from all ratepayers of the Company or any Successor Utility until all Ongoing Transition Bond Costs and Bondable Stranded Costs are paid in full, even past the legal maturity, except as provided in
Section 28 of the Act. The TBC shall apply equally to each ratepayer, regardless of class, based on the amount of electricity delivered to the ratepayer through the transmission and distribution system of the Company or of any Successor Utility.

            o.    Electric Power Suppliers

            The Transition Bond Transaction currently contemplates that the Company, in its capacity as Servicer, will have sole responsibility for the billing, collection and remittance of the TBC. There is the possibility, however, that a third party electric power supplier ("EPS") may seek to assume such role. Permitting an EPS to bill, collect and remit the TBC in place of the Company may increase the risk of shortfalls in TBC Collections or MTC-Tax collections by exposing the cash flow to potential interruption due to the default, bankruptcy or insolvency of the EPS. This potential interruption will increase risks to investors, and may result in an increase to the required credit enhancement for, reduction of the credit rating of, and/or an increase in the interest rate on, the Transition Bonds. Additionally, such EPS billing may necessitate an increase to the TBC or to the MTC-Tax component if EPS billing causes interruption or delay in payment to the Servicer.

            In order to mitigate against these risks, satisfy rating agency requirements and reduce the cost to ratepayers, the Company requests that any EPS the Board authorizes to bill, collect and remit the TBC be required to comply with the billing, collection and remittance procedures and information access requirements set forth below. These procedures and requirements are comparable to those in effect in other states in which utilities have securitized their stranded costs. These requirements are largely derived from rating agencies' criteria. Attached as Exhibit F is a comparison of the guidelines required in different jurisdictions for EPSs or their equivalents, and the guidelines proposed by the Company for the Transition Bond Transaction.

            The Company requests that the Board authorize an EPS to bill and collect the TBC and associated MTC-Tax with respect to power sold by it, for remittance to the Servicer, only if (i) such EPS agrees to remit the full amount of all charges it bills to customers for services provided by the Company, together with amounts related to the TBC and the MTC-Tax, regardless of whether payments are received from such customers, within 15 days of the Company's (or any successor Servicer's) bill for such charges; (ii) such EPS agrees to provide the Servicer with total monthly kWh usage information for each customer in a timely manner to enable the Servicer to fulfill its obligations, because such information is the basis for assessing the required level of such remittances; and (iii) the Servicer is entitled, seven days after a default by the EPS in remitting any charges payable to the Company, including amounts related to the TBC and the MTC-Tax, to assume responsibility for billing all charges for services provided by the Company or any Servicer, including the TBC and the MTC-Tax, or to transfer such billing responsibility to a qualifying third party. In addition, if and so long as such EPS does not maintain at least a "BBB" (or the equivalent) long-term unsecured credit rating from Moody's Investors Service and Standard & Poor's, such EPS would be required to maintain, with the Servicer or as directed by the Servicer, a cash deposit or comparable security equal to two months' maximum estimated collections of all charges payable to the Company, including amounts related to the TBC and the MTC-Tax, as agreed upon by the Company (or any successor Servicer) and the EPS. In the event of a default in the remittance of any such amounts by an EPS, any shortfall in TBC Collections or MTC-Tax collections by an EPS would be included in the TBC True-Up and the MTC-Tax True-Up as described in Exhibit E.

            p.    Servicing

            Pursuant to Section 22 of the Act, the Company will enter into a servicing agreement with the SPE to perform servicing functions on behalf of the SPE. Under such servicing agreement, the Company will act as Servicer of the Bondable Transition Property. The Company will be responsible for compiling customer kWh billing and usage information, and for billing, collecting and remitting payments arising from the TBC.

            The Company, as Servicer, will contract with the SPE to collect amounts in respect of the TBC for the benefit and account of the SPE, and to account for and remit these amounts to or for the account of the SPE. The servicing agreement will provide that the Company, as initial Servicer, may not voluntarily resign from its position as Servicer without obtaining the prior approval of the Board or if such resignation will result in the reduction or withdrawal of the credit ratings of Transition Bonds then in effect. If the Company defaults under the servicing agreement, or if the Company were required to discontinue its billing and collection functions, a successor Servicer acceptable to the Bond Trustee and the rating agencies and meeting such criteria as the Board may establish therefor, will replace the Company, as Servicer, and will assume such billing and collection functions. Criteria for appointing a successor Servicer include, among other things, credit and data-processing quality and expertise in performing servicing functions related to the Transition Bond Transaction.

            If the Company ceases acting as Servicer, the Servicing Fee discussed below will be paid directly to the successor Servicer and the Company's future rates will not be adjusted to reflect this loss of revenues.

            The servicing agreement may include the Company's representations, warranties, agreements, covenants and indemnities for the benefit of the holders of Transition Bonds.

            An annual Servicing Fee equaling 0.10% (10 basis points) of the initial principal balance of the Transition Bonds, which may be payable on Transition Bond payment dates or more frequently, will be recovered through the TBC.(15) The Servicing Fee represents a reasonable good faith estimate of the Company's incremental cost to service Transition Bonds, which will involve activities including billing, monitoring, collecting, receiving, accounting for and remitting the payments arising from the TBC, systems modifications related to the TBC including billing, monitoring, collecting and remitting the payments arising from the TBC, reporting requirements imposed by the servicing agreement, procedures required to coordinate with each EPS, required audits related to the Company in its capacity as Servicer and legal and accounting fees related to the servicing obligation, together with a reasonable net return. The Servicing Fee is comparable to one negotiated at arms-length and thus protects the "bankruptcy-remote" nature of the SPE. The Servicing Fee, if paid to the Company, will be lower than the Servicing Fee paid to a successor Servicer. Because any successor Servicer would not bill the TBC concurrently with charges for other services, as would the Company, such successor Servicer would incur higher costs and require a larger annual Servicing Fee. The rating agencies expect an annual Servicing Fee as high as 1.25% of the original Transition Bond principal amount to be authorized in the Financing Order for any such successor Servicer. Such increase in the Servicing Fee will be

-------------------
15 By way of example, if the initial principal balance of the Transition Bonds is $393 million, the annual Servicing Fee will be $393,000.

reflected in Ongoing Transition Bond Costs and recouped through a corresponding increase in the TBC. This higher Servicing Fee would assure that a successor Servicer would be willing to act as Servicer.

            q.    Tax Recoveries - Accounting and Related Issues

            Pursuant to the Recovery Order, the Company has been directed to recover the federal income taxes and state corporate business taxes associated with the collection of the TBC through the ongoing collection of the MTC-Tax, until the SPE has received full payment of principal of and interest on the Transition Bonds. However, if the state tax ruling is received and the structure discussed in paragraph 5.a above is adopted, there will be no state corporate business taxes included in the MTC-Tax. In any event, the Recovery Order authorizes the MTC-Tax to be collected over essentially the same period as the TBC. The Recovery Order also directs that the MTC-Tax be subject to mandatory periodic adjustment (at the same time and in the same manner as the TBC) to reconcile the MTC-Tax collections with the income tax required to be assessed on the taxable revenue from the TBC and the MTC-Tax. The Company will maintain separate accounting for the MTC-Tax collections and the Bondable Transition Property. As provided in Section 23(a)(4) of the Act, the Company's retention of the MTC-Tax until remittance to the appropriate taxing authority will in no way affect or impair treatment of the transfer of the Bondable Transition Property to the SPE as a true sale and absolute transfer for bankruptcy purposes, or otherwise affect the legal rights and attributes of the Bondable Transition Property under the Act.

            r.    Deferred Income Taxes

            The regulatory treatment of the deferred income taxes attributable to Oyster Creek provided for in the Recovery Order will be subject to the Company's receipt of a ruling from the IRS to the effect that such treatment is in compliance with all of the normalization requirements applicable under the Internal Revenue Code (the "Code"). As soon as is reasonably practicable, the Company will file a request for such a ruling with the IRS. If the IRS should determine that the treatment of the deferred income taxes as provided for in the Recovery Order would fail to comply with any of the normalization requirements applicable under the Code, the Company requests that the Board allow the amount or amounts so determined not to be in compliance with such normalization requirements to be recoverable through the market transition charge or, if the Company so elects, through the TBC. Thus, the Company further requests that the Board permit the securitization of such additional amount through the issuance of Transition Bonds in the Transition Bond Transaction, if the Company so elects.

            6.    RATEPAYER BENEFITS AND RELATED FINDINGS

            In connection with its issuance of the Recovery Order the Board has found that (i) the Company has taken all reasonable measures, and has the appropriate incentives or plans in place to take reasonable measures, to mitigate the total amount of its recoverable stranded costs, (ii) the Company could not achieve the level of rate reduction deemed by the Board to be necessary and appropriate pursuant to the provisions of Sections 4 and 13 of the Act, as embodied for the benefit of ratepayers in the Recovery Order, absent the issuance of Transition Bonds and the recovery of the MTC-Tax for the term of the Transition Bonds, and (iii) the issuance of the Transition Bonds provides tangible and quantifiable benefits to ratepayers, including greater rate reductions than would have been achieved absent the issuance of the Transition Bonds and net present value savings over the term of the Transition Bonds.

            As previously noted, the rate reductions embodied in the Recovery Order already anticipate and incorporate net present value savings and rate reductions resulting from the anticipated issuance of the Transition Bonds. The Company could not have provided such rate reductions without the securitization that is the subject of this Petition and, therefore, such rate reductions are greater than would be possible if the Transition Bonds were not to be issued. Based upon its most recent rate case, the Company has a pre-tax rate of return of 14.38%, which is equivalent to an after-tax rate of return of 8.46%, resulting in net present value savings of approximately $140 million, as compared to recovery of, and a return on, the net Oyster Creek investment at the Company's authorized rate of return (see Exhibit A). The rate reduction reflected in the Recovery Order with respect to Oyster Creek took effect on August 1, 1999. The TBC reflected in the Recovery Order was calculated based on projected interest rates and amortization terms of the Transition Bonds. If such projections are inaccurate, the market transition charge will be adjusted to account for any discrepancy. Pricing, structure, terms and conditions of the Transition Bonds will be approved by the Designee in accordance with the Financing Order and such items will be confirmed to the Board in the Issuance Advice Letter.

            7.    USE OF PROCEEDS

            The SPE will remit the proceeds, net of underwriting discount, other Upfront Transaction Costs and Capital Reduction Costs, from the sale of Transition Bonds to the Company in consideration for the Company's transfer of its Bondable Transition Property to the SPE. In accordance with Section 14 of the Act, the Company will use such proceeds, after paying the Upfront Transaction Costs, to reduce its Bondable Stranded Costs through the retirement of its debt or equity, or both, including transactions completed prior to the issuance of the Transition Bonds. Attached as Exhibit G is a pro forma capitalization table for the Company giving effect to the Transition Bond Transaction and the use of proceeds therefrom.

            8.    RELATED ISSUES

            There are several related issues that have a potentially significant impact on the Transition Bond Transaction, as described below.

            a.    Tax Considerations

            The Company's undertaking of the Transition Bond Transaction will be subject to the Company obtaining rulings from the IRS to the effect that, for federal income tax purposes, (i) the Transition Bonds to be issued pursuant to the Financing Order will be treated as obligations of the Company, and (ii) neither the issuance of the Financing Order nor the issuance of the Transition Bonds pursuant to the Financing Order will result in gross income to the Company. As soon as practicable after the filing of this Petition, the Company will file an application with the IRS requesting it to issue the foregoing rulings. Although the Company believes that the IRS will issue such rulings on the basis of the terms of the Transition Bond Transaction and the Financing Order described in this Petition, the Company reserves the right to request the Board to authorize changes in such terms, if the IRS should require such changes in order to issue the requested ruling.

            b.    Accounting and Financial Reporting

            The Transition Bonds are expected to be recorded in accordance with generally accepted accounting principles ("GAAP") as long term debt on the balance sheet of the SPE for financial reporting purposes. Because such SPE will be a wholly-owned subsidiary of the Company, GAAP requires that such SPE be consolidated with the Company for financial reporting purposes. Therefore, the SPE's debt will appear on the consolidated balance sheet of the Company in its financial statements filed with the Securities and Exchange Commission.

            While the TBC and the MTC-Tax will be part of regulated rates charged to ratepayers, for purposes of financial reporting to the Board the Company will exclude the SPE's debt from its capital structure and exclude interest on the Transition Bonds and other Ongoing Transition Bond Costs from its regulated cost of service in any future base rate proceeding.

            The  Transition  Bond  Transaction  is not  expected  to impact  the
Company's credit ratings, as it is expected that the rating agencies will determine that the Transition Bonds, which are not supported by the Company's general revenue stream and not collateralized by its assets, do not adversely affect the Company's creditworthiness. Therefore, it is anticipated that the rating agencies will exclude the Transition Bonds as debt for purposes of calculating financial ratios.

            c.    Rating Agency Considerations

            (i)  Bankruptcy-Related Opinions
                 ---------------------------

            At the time Transition Bonds are issued, the rating agencies will request opinions of bankruptcy counsel providing assurance that the Bondable Transition Property will not be treated as property of the Company if the Company were to declare bankruptcy. To receive such treatment, the transfer of the Bondable Transition Property from the Company to the SPE must constitute a "true sale" for bankruptcy purposes such that if the Company were to become the subject of a bankruptcy or insolvency case, the Bondable Transition Property would not be part of its bankruptcy estate and therefore would not be subject to the claims of its creditors.

            Another element of the bankruptcy analysis focuses on the separate legal status of the Company and the SPE. Although the Company will wholly-own the SPE, the Transition Bond Transaction will be structured so that, in the event of a bankruptcy of the Company, the SPE's separate legal existence would be maintained and the assets and liabilities of the SPE would remain separate from the estate of the Company, thus insulating bondholders from the risk of the Company's bankruptcy. The structural elements supporting such separate existence include requirements that the SPE be adequately capitalized, that the Company be adequately compensated for the servicing functions it performs in billing the TBC and collecting and remitting payments arising from the TBC based on a fee that is comparable to one negotiated at arms-length, and that the Company and the SPE take steps to ensure that creditors are not misled as to their separate existence. Without these structural protections, a bankruptcy court might invoke the doctrine of "substantive consolidation" and disregard the SPE's separate existence.

            (ii)  Credit Enhancement
                  ------------------
            Credit enhancements are mechanisms that provide investors with added assurance that they will timely recover their principal and interest as scheduled. Examples of credit enhancement generally provided by the sellers of transition property in securitization transactions or from proceeds of transition bonds include: (i) the capitalization of the SPE; (ii) true-up mechanisms; (iii) overcollateralization amounts; and (iv) liquidity reserves, if applicable. Examples of credit enhancement provided by third parties include bond insurance and letters of credit.(16) The Transition Bond Transaction will incorporate the TBC True-Up authorized by Section 15 of the Act as described above and will provide for the Capital Subaccount and the overcollateralization amounts deposited into the Overcollateralization Subaccount in accordance with the Required Overcollateralization Schedule or other means of credit enhancement as may be required by the rating agencies.

            The purpose of the overcollateralization amounts is to provide security to investors and to enhance the credit rating of Transition Bonds by providing an additional amount to cover any shortfall in TBC Collections. As a result, a portion of the TBC will be applied to collect overcollateralization amounts over time, which will be deposited into the Overcollateralization Subaccount in accordance with the Required Overcollateralization Schedule. The collection of the overcollateralization amounts is in addition to the collection of principal (which will be paid periodically in accordance with the Expected Amortization Schedule) and interest payable on the Transition Bonds, and the collection of other Ongoing Transition Bond Costs recovered through the TBC. As discussed in paragraph 5.i, the total overcollateralization requirement will be determined by the Company based on the requirements of the rating agencies and tax authorities prior to pricing and will be submitted to the Designee for approval at pricing. As with other components of the TBC, the overcollateralization amount component, any deficiencies from past due payments and any excess in Deemed TBC Collections deposited in the Collection Account will be incorporated into the TBC True-Up.

            Ratepayers will receive credit equal to any amounts in the collection Account so received from the SPE remaining after payment in full of Ongoing Transition Bond Costs and Bondable Stranded Costs, to the extent such amounts exceed (i) the initial amount of the Company's equity contribution to the SPE and (ii) the investment earnings on funds in the Capital Subaccount. Thus, overcollateralization amounts and excess TBC collections will not reduce customer benefits from the Transition Bond Transaction.

            d.    Allocation of Collection Shortfalls

            In order to preserve the bankruptcy-remote status of the Bondable Transition Property and Other SPE Collateral once it is transferred to the SPE, the Company may not have any claim on the Bondable Transition Property. In its capacity as Servicer, the Company will collect the TBC with other charges for services

-------------------
16 Generally, the use of overcollateralization is less expensive than such third party credit enhancement.

rendered by the Company in its capacity as a transmission and distribution utility. If the Company collects less than the full amount that is billed to such ratepayers, it will not favor itself over the SPE, as owner of Bondable Transition Property. As described above, upon the issuance of Transition Bonds, amounts collected from a ratepayer will be applied first to sales taxes (which the Company will collect as trustee for the State and not for its own account or that of the SPE, and which are not "charges" for purposes of the following allocations), then to charges in arrears, if any, and then to current charges. With respect to each billing period, partial payments of charges will be allocated to the TBC, to the MTC-Tax and to the Company's other charges, pro rata, based on the proportions that each of such charges bears to the total charges billed. If the Transition Bonds are issued in more than one series by more than one SPE, partial payments of amounts deemed to be TBC collections will be allocated to the respective SPEs for the Transition Bonds so issued, pro rata, based on the proportions that the TBC servicing the Bondable Transition Property and any TBC established pursuant to other subsequent financing orders bear to the TBC billed.

            e.    SPE Administration and Other Transactions With the SPE

            The SPE will enter into an administration agreement with GPU Service, Inc. ("GPUS"), an affiliate of the Company, pursuant to which GPUS will perform ministerial services and provide facilities for the SPE so that it is able to perform such day-to-day operations as are necessary to maintain its existence and satisfy its obligations under the Transition Bond Transaction documents. GPUS will be paid an administration fee of an amount equal to its costs in accordance with the Public Utility Holding Company Act of 1935. The periodic costs associated with such fee will be included in the Ongoing Transition Bond Costs for such period.

            WHEREFORE, the Company therefore prays that your Honorable Board approve the Company's proposal by issuing an irrevocable bondable stranded costs rate order to authorize (1) the imposition of a non-bypassable TBC and the collection of such charge, (2) the sale of the right to receive such charge to an approved financing entity, (3) the issuance of Transition Bonds by a financing entity to recover the Company's Bondable Stranded Costs and to apply the proceeds of such bonds to retire the Company's outstanding debt, equity or both, and (4) the methodology for the calculation and adjustment of the transition bond charge and the MTC-Tax related thereto.

                                    Respectfully submitted,


Dated:  August 25, 1999             BERLACK, ISRAELS & LIBERMAN LLP
                                    Attorneys for Petitioner,
                                    Jersey Central Power & Light
                                    Company, doing business as
                                    GPU Energy



                                    By:  --------------------------
                                             Marc B. Lasky
                                                Of Counsel
                                          65 Madison Avenue
                                          Morristown, New Jersey  07960
                                          (973) 644-3400

                                    AFFIDAVIT
                                    ---------
                                       OF
                                       --

                                  VERIFICATION
                                  ------------




            Michael J. Filippone, being duly sworn upon his oath, deposes and says:

            1. I am Director of Rates - New Jersey for Jersey Central Power & Light Company, doing business as GPU Energy, the Petitioner named in the above-captioned matter, and I am duly authorized by said Petitioner to make this Affidavit of Verification on its behalf.

            2. I have read the contents of the foregoing Verified Petition, and have reviewed the underlying documentation regarding the Petitioner's request for a bondable stranded costs rate order. Based thereon, I hereby verify that the statements of fact and other information contained therein are true and correct to the best of my knowledge, information and belief.


                                           --------------------
                                           Michael J. Filippone


Sworn to and subscribed before
me this 24 day of August, 1999

------------------------------

                                    EXHIBIT E
                                    ---------



Attachment E-1    Debt Design

Attachment E-2    Transition  Bond  Charge  (TBC):   Charge   Development  and
                  True-up; MTC-Tax:  Charge Development and True-up

Attachment E-3    Development of Transition  Bond Charge,  MTC-Tax and True-up
                  Methodology

                                    EXHIBIT F
                                    ---------

                 EPS Consolidated Billing Credit Requirements
                 --------------------------------------------


The ability for an EPS to bill for and collect some or all charges related to the provision and delivery of electricity, including the TBC ("Consolidated Billing"), may present a risk to the TBC revenue stream dedicated to the repayment of the total Ongoing Transition Bond Costs and Bondable Stranded Costs. If EPS Consolidated Billing is contemplated during the life of the Transition Bonds, the rating agencies will require that EPS credit requirements be developed and codified, prior to the issuance of Transition Bonds, which are consistent with the rating sought on the Transition Bonds. The table below outlines credit requirements for EPS equivalents as adopted in four states with completed stranded cost securitizations, as well as the Company's proposal for EPS Consolidated Billing Credit Requirements:

--------------------------------------------------------------------------------------------

                 California     Illinois     Pennsylvania   Massachusetts     New Jersey
                                                                              (Proposed)
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
Supplier        w/in 17 days  w/in 15 days  w/in 20/25      w/in 15 days   w/in 15 days
Remittance      after         of billing    days            after billing  after billing
                billing by    by Servicer   (Res./Nonres.)  by Servicer    by Servicer
                Servicer      utility or    of billing by   utility        utility
                utility       w/in 7 days   Servicer
                              of            utility
                              collection
                              (1)(2)
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
Remittance      100% of       100% of       100% of         100% of        100% of billed
Amount Due      billed        billed (or    undisputed      billed         electric charges
                amounts       collected)    billed          amounts
                              amounts       amounts
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
EPS Credit      `BBB' (one    `BBB-' or     `BBB-' or       `BBB'          `BBB' (Moody's
Standards       rating        better        better          (Moody's and   and S&P)
                agency)                                     S&P)
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
EPS Security    two months'   one month's   one month's     one month's    two month's
Deposit         expected TBC  estimated     estimated TBC   maximum        maximum
Requirements    billings      TBC           collections     estimated TBC  estimated
                              collections                   collections    electric charge
                                                                           collections
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
Dual-billing    7 days after  10 days       As of              --             --
Notice to EPS   remittance    after         remittance due
and Customers   is due (24    remittance    date (20 days
                days after    is due (25    Res./25 days
                billing)      days after    Nonres. after
                              billing or    billing)
                              17 days
                              after
                              collection)
--------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------

                 California     Illinois     Pennsylvania   Massachusetts     New Jersey
                                                                              (Proposed)
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
Dual-billing    13 days       15 days       20 days after   7 days after   7 days after
Commences       after         after         remittance is   remittance is  remittance is
                remittance    remittance    due (40/45      due (22 days   due (22 days
                is due (30    is due (30    days after      after billing) after billing)
                days after    days after    billing)
                billing)      billing or
                              22 days
                              after
                              collection)
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
Supplier        Yes           Yes           Yes             Yes            Yes
Defaults
Recovered
through
Securitization
True-up
Mechanism?
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
(1) An EPS must  notify  Servicer  utility of  remittance  election  in writing.
Arrangement may not be altered for one calendar year from date of election.  (2)
If an EPS is  otherwise  required to remit  payments to  Servicer  utility  more frequently, the TBC shall be remitted on the same schedule.
--------------------------------------------------------------------------------------------


